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                                                                     EXHIBIT 11.
COMPUTATION OF EARNINGS PER SHARE
(In millions, except earnings per share)

                                                                 Year Ended June 30
                                                            ----------------------------
                                                             1993      1994        1995
                                                            -----     ------      ------
Weighted average common shares outstanding                    556        571         582
Common equivalent shares from stock options                    50         39          45
                                                            -----     ------      ------
Average common and equivalent shares outstanding (1)          606        610         627
                                                            =====     ======      ======
Net income                                                  $ 953     $1,146      $1,453
                                                            =====     ======      ======
Earnings per share (1)                                      $1.57     $ 1.88      $ 2.32
                                                            =====     ======      ======


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(1) Fully diluted earnings per share have not been presented because the effects are not material.